Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES DATES FOR FOURTH QUARTER 2018

EARNINGS RELEASE AND 2019 OUTLOOK

TORONTO, ONTARIO, January 3, 2019 – Waste Connections, Inc. (TSX/NYSE: WCN) announced that it will report financial results for the fourth quarter of 2018 and outlook for the full year 2019 after the close of the stock market on February 13, 2019. The Company will be hosting an investor conference call related to this release on February 14th at 8:30 A.M. Eastern Time.

To access the call, listeners should dial 877-256-3271 (within North America) or 212-231-2927 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required). A replay of the conference call will be available until February 21, 2019, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode # 21912651.

The call will also be broadcast live over the Internet through a link on our website at www.wasteconnections.com. A playback of the call will be available on our website. Copies of financial literature, including this release, are available on the Waste Connections website at www.wasteconnections.com or by contacting us directly at 832-442-2200.

Waste Connections also announced that executives of the Company currently plan on presenting at the following events during the first quarter of 2019:

January 10th	AltaCorp Annual Institutional Investor Conference (Toronto, Canada)
January 23rd / 24th	CIBC Annual Whistler Institutional Investor Conference (Whistler, Canada)
February 28th	Bank of America Merrill Lynch 2019 Global Agriculture and Materials Conference (Ft. Lauderdale, FL)
March 5th	Raymond James Annual Institutional Investors Conference (Orlando, FL)

The Company will post any presentation slides on its website at www.wasteconnections.com under the tabs titled Investor Presentations and Investor Relations.  The slides will be posted during the 24-hour period prior to the scheduled presentation time.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 41 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

CONTACT:

Mary Anne Whitney / (832) 442-2253

maryannew@wasteconnections.com